Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

February 4, 2015

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS NEW

TWELVE-MONTH NET SALES, ADJUSTED EBITDA RECORDS;

DECLARES DIVIDEND OF $0.35 PER SHARE

PRYOR, OKLAHOMA (February 4, 2015) – Orchids Paper Products Company (NYSE MKT: TIS) today reported fourth quarter and year-end 2014 financial results.

Executive Summary:

●

Full year net sales increased $26.4 million, or 23%, to $142.7 million, a new twelve-month record, compared to $116.4 million in 2013. Total net sales in the fourth quarter of 2014 increased 34%, to $41.3 million, compared to $30.8 million in the fourth quarter of 2013.

●

Full year net sales of converted product increased $28.8 million, or 26%, to $138.4 million, a new twelve-month record, compared to $109.6 million in 2013. Total converted product net sales increased 43% in the fourth quarter of 2014, from $29.0 million in 2013 to $41.3 million in 2014. Converted product shipments from our Oklahoma facility were 8,405,000 cases during 2014, compared to 8,179,000 cases in 2013.

●

Adjusted EBITDA for the full year of 2014 totaled $27.7 million, a new twelve-month record, which represented an increase of $1.1 million, or 4%, over 2013. Adjusted EBITDA decreased 4%, or $251,000, to $6.4 million in the fourth quarter of 2014, compared to $6.7 million in 2013. Despite increased net sales during the fourth quarter, the effects of our new paper machine project, which included reduced absorption of fixed costs, external parent roll purchases and lost margins on parent roll sales, were the primary factor in the decrease in Adjusted EBITDA.

●

Adjusted net income for the full year of 2014 decreased 11%, or $1.5 million, to $12.1 million, compared with $13.6 million of net income in the same period of 2013. Adjusted net income for the fourth quarter of 2014 decreased 17%, or $573,000, to $2.8 million, compared with $3.3 million of net income in the same period of 2013.

●

Adjusted diluted net income per share for the full year of 2014 was $1.42 per diluted share compared with $1.71 per diluted share in 2013. Adjusted diluted net income per share for the fourth quarter 2014 was $0.31 per diluted share compared with $0.41 per diluted share in the same period in 2013.

Mr. Jeff Schoen, President and Chief Executive Officer, stated, “We are pleased that our results for the full year of 2014 include record converted product shipments from our Pryor location and record west coast sales from our partnership with Fabrica. In total, we increased sales by 23%, with organic growth in both our west coast and central operations. We believe the strong improvement in sales is a tangible indicator that we are making positive strides toward our vision of being recognized as a national supplier of high quality consumer tissue products in the value, premium and ultra-premium tier product segments.”

Mr. Schoen continued, “We also expect the investments that were made in 2014 to establish our partnership with Fabrica and to begin building new paper making and converting capacity in Pryor will lower our overall cost structure and will position Orchids to improve its gross margins while also creating the capacity to further grow sales over 2014 levels. The costs incurred in the fourth quarter were necessary as part of the strategic plan to upgrade our assets, which are temporary costs as we execute the plan. As previously stated, we expect the projects at Pryor to add an additional $6 to 8 million in EBITDA starting in the second quarter of 2015 as we go into full production on the new paper machine.”

Three-month period ended December 31, 2014

Net sales in the quarter ended December 31, 2014 were $41.3 million, an increase of 34% compared to $30.8 million in the same period of 2013. Net sales of converted product were $41.3 million in the 2014 quarter, an increase of 43% compared to $29.0 million in the in the same quarter last year. There were no net sales of parent rolls in the fourth quarter of 2014 due to the demolition of two paper machines in conjunction with our new paper machine project, which represented a decrease of $1.8 million compared to the same quarter of 2013. The increase in converted product net sales was primarily due to a 53% increase in converted product tonnage shipped, which was partially offset by a 7% decrease in net selling price per ton. The decrease in selling price was due to a change in mix of converted products sold.

During the fourth quarter of 2014, we incurred $304,000 in additional non-cash expenses related to stock options granted to management and $193,000 of costs to demolish two paper machines that are being replaced with a new paper machine expected to begin operations in the first quarter of 2015 and be at full production by the beginning of the second quarter of 2015. As such, earnings before interest, taxes, depreciation and amortization adjusted to exclude these expenses (Adjusted EBITDA) was $6.4 million, or 15.6% of net sales, in the fourth quarter of 2014, compared to $6.7 million, or 21.8% of net sales for the same period in the prior year. Net income adjusted to exclude these expenses was $2.8 million, a decrease of $573,000, or 17%, compared with $3.3 million of net income in the same period of 2013, and diluted net income per share as adjusted to exclude these expenses was $0.31 per diluted share for the fourth quarter of 2014 compared with $0.41 per diluted share in the same period in 2013.

Gross profit for the fourth quarter of 2014 was $6.4 million, a decrease of $770,000, or 11%, when compared with a gross profit of $7.2 million in the prior year quarter. Gross profit as a percent of net sales was 15.6% in the fourth quarter of 2014 compared to 23.5% for the same period in 2013. As a percent of net sales, gross profit decreased primarily due to higher paper production costs related to the new paper machine project, higher converting production costs and higher depreciation. As part of the new paper machine project in the Oklahoma facility, two paper machines were de-commissioned in September of 2014. This had the effect of reducing production and reducing fixed cost absorption during the construction phase of the project. The reduced production also resulted in the need to purchase parent rolls in the open market to supplement our paper making capacity. In addition, fiber prices were higher in the quarter over quarter comparison. As a result, our cost of paper shipped from the Oklahoma facility increased by $1.6 million compared to the previous year quarter, resulting in a 5 percentage point reduction in gross profit margin. Converting production costs also increased due to higher labor costs, higher outside warehousing costs and a one-time charge related to the new converting line project.

Selling, general and administrative expenses in the fourth quarter of 2014 totaled $2.5 million, a slight decrease of $11,000, or less than 1%, compared to the same period in the prior year. The decrease was primarily due to a one-time charge for the former Chief Executive Officer’s severance in the fourth quarter of 2013 and lower artwork related expenses in the 2014 quarter, which were partially offset by increased non-cash expenses related to stock options granted to management in 2014, as discussed above, and increased professional fees. Selling, general and administrative expenses as a percent of net sales in the 2014 quarter were 6.2% compared to 8.3% for the prior year quarter. Adjusted for the non-cash compensation expense, selling, general and administrative expenses were $294,000 lower in the current year quarter compared to the prior year quarter.

Interest expense for the fourth quarter of 2014 totaled $56,000 compared to interest expense of $91,000 in the same period in 2013. Interest expense for 2014 excludes $99,000 of interest capitalized on significant projects during the quarter. The higher level of total interest in 2014 resulted from higher debt balances due primarily to additional debt incurred in conjunction with the Fabrica transaction and additional borrowings under our revolving line of credit to finance capital expenditures.

As of December 31, 2014, the effective tax rate for the full year is 31.7%, as compared to the 32.4% effective tax rate estimated as the end of the third quarter of 2014. As a result, the actual effective tax rate for the fourth quarter was 29.7%.

Twelve-month period ended December 31, 2014

Net sales in the twelve-month period ended December 31, 2014 were $142.7 million, an increase of $26.3 million, or 23%, compared to $116.4 million in the same period of 2013. Net sales of converted product were $138.4 million in the 2014 period, an increase of $28.8 million, or 26%, when compared to the $109.6 million of net sales in the same period last year. Net sales of parent rolls decreased $2.4 million, or 36%, to $4.3 million in the twelve-month period of 2014 compared with $6.8 million in the same period last year. The increase in converted product sales resulted from a 29% increase in converted product tonnage shipped, while net selling price per ton decreased 2% over the prior year period.

During 2014, we incurred $1.5 million in additional non-cash expenses related to stock options granted to management in addition to $1.6 million of expenses related to the Fabrica transaction and $400,000 of demolition costs related to two paper machines that will be replaced with a new paper machine. As such, Adjusted EBITDA was $27.7 million, or 19.4% of net sales, in the twelve-month period of 2014, compared to $26.5 million, or 22.8% of net sales for the same period in the prior year.

Gross profit for the twelve-month period of 2014 was $26.7 million, a decrease of $1.1 million, or 4%, when compared with a gross profit of $27.9 million in the prior year period. Gross profit as a percent of net sales was 18.7% in the twelve-month period of 2014 compared to 24.0% for the same period in 2013. As a percent of net sales, gross profit decreased primarily due to higher fiber costs, higher production costs in both converting and the paper production operations, higher depreciation and lower parent roll selling prices. Converting production costs increased primarily due to higher maintenance and repair costs, relocating newly hired employees, and a one-time charge related to the new converting line project. Paper production costs increased primarily due to lower production in our paper production operation as discussed above, and higher fiber costs.

Selling, general and administrative expenses in the twelve-month period of 2014 totaled $11.7 million, an increase of $2.2 million, or 23%, compared to the same period in the prior year. The increase was primarily due to $1.6 million of expenses related to the Fabrica transaction and increased non-cash expenses related to stock options granted to management in 2014, which were partially offset by lower commission expense due to the mix of converted products sold and lower artwork related expenses. Selling, general and administrative expenses as a percent of net sales in the 2014 period were 8.2% compared to 8.1% for the prior year period. Adjusted for the Fabrica transaction related costs and non-cash compensation expense, selling, general and administrative expenses were $762,000 lower in the current year period compared to the prior year period.

Interest expense for the twelve-month period of 2014 totaled $271,000 compared to interest expense of $371,000 in the same period in 2013. Interest expense for 2014 excludes $252,000 of interest capitalized on significant projects during the period. The higher level of total interest in 2014 resulted from writing off $38,000 of deferred debt costs when we refinanced our debt with a new creditor and higher debt balances in the second half of 2014 due primarily to additional debt incurred in conjunction with the Fabrica transaction and additional borrowings to finance capital expenditures.

Cash provided by operations for the twelve-month period ended December 31, 2014 was $20.2 million compared to $20.8 million in the prior year period. The decrease in cash provided by operations is primarily due to the decrease in net income, changes in deferred taxes, and increases in accounts receivable and other assets, which were partially offset by an increase in accounts payable and a decrease in inventories. Cash used in investing activities was $37.4 million in 2014 compared to $12.2 million in the prior period. In 2014, $16.7 million in cash was paid as part of the Fabrica transaction. Cash of $5.0 million was received from the sale of short-term investments. Capital expenditures for the twelve-month periods were $25.8 million in 2014 and $12.2 million in 2013. During the twelve-month period of 2014, cash provided by financing activities was $11.1 million, compared to cash used in financing activities of $7.1 million in the 2013 period. In 2014, $39.4 million of debt proceeds were received, which were offset by $16.4 million of debt repayments. For the twelve-month period, dividend payments totaled $11.8 million, compared to $10.7 million in 2013.

Total long-term debt outstanding as of December 31, 2014 was $36.4 million and net cash was a bank overdraft of $685,000. As a result, Net Debt outstanding as of December 31, 2014 was $37.0 million.

Dividend

On February 4, 2015, the Board of Directors of the Company authorized a quarterly cash dividend of $0.35 per outstanding share of the Company’s common stock. The Company expects to pay this dividend on March 3, 2015 to stockholders of record at the close of business on February 17, 2015.

Conference Call/Webcast

The Company will hold a teleconference to discuss its fourth quarter results at 10:00 a.m. (ET) on Thursday, February 5, 2015. All interested parties may participate in the teleconference by calling 888 346 7791 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The five non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA, (3) Adjusted Net Income, (4) Adjusted Diluted Net Income Per Share and (5) Net Debt.

EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA excludes stock compensation expense, expenses related to business acquisitions and costs to demolish property, plant and equipment. Adjusted Net Income excludes after-tax stock compensation expense, expenses related to business acquisitions and costs to demolish property, plant and equipment. Adjusted Diluted Net Income Per Share is calculated by dividing Adjusted Net Income by the number of diluted weighted average shares outstanding. Management believes EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share facilitate operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense), non-cash compensation and valuation (affecting stock compensation expense) and sporadic expenses (including costs of business acquisitions and demolition costs).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and short-term investments on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “will” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 6, 2014 and the Company’s Quarterly Reports on Form 10-Q for the periods ended June 30 and September 30, 2014, as filed with the Securities and Exchange Commission on August 5 and November 4, 2014, respectively.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma and Mexicali, Mexico. The Company provides these products to retail chains throughout the United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company

Selected Financial Data

(in thousands, except tonnage and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Converted Product Net Sales	$41,340	$29,010	$138,382	$109,611
Parent Roll Net Sales	-	1,763	4,342	6,763
Net Sales	41,340	30,773	142,724	116,374
Cost of Sales	34,893	23,556	115,985	88,494
Gross Profit	6,447	7,217	26,739	27,880
Selling, General and Administrative Expenses	2,548	2,559	11,675	9,471
Intangibles Amortization	323	-	753	-
Operating Income	3,576	4,658	14,311	18,409
Interest Expense	56	91	271	371
Other (Income) Expense, net	40	(152)	181	(173)
Income Before Income Taxes	3,480	4,719	13,859	18,211
Provision for Income Taxes	1,034	1,359	4,394	4,892
Net Income	$2,446	$3,360	$9,465	$13,319

Average number of shares outstanding, basic	8,753,308	8,038,273	8,462,875	7,870,350
Average number of shares outstanding, diluted	8,822,732	8,120,869	8,538,752	7,936,948

Net income per share:
Basic	$0.28	$0.42	$1.12	$1.69
Diluted	$0.28	$0.42	$1.11	$1.67

Cash dividends paid	$3,065	$2,815	$11,781	$10,708
Cash dividends per share	$0.35	$0.35	$1.40	$1.35

Operating Data:
Converted Product Tons Shipped	20,864	13,628	67,870	52,592
Parent Roll Tons Shipped	-	1,867	4,922	6,726
Total Tons Shipped	20,864	15,495	72,792	59,318

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$4,281	$9,078	$20,152	$20,796
Investing Activities	$(12,423)	$(4,609)	$(37,434)	$(12,179)
Financing Activities	$5,672	$(2,294)	$11,098	$(7,146)

	As of
	December 31,	December 31,
Balance Sheet Data:	2014	2013
	(unaudited)
Cash	$1,021	$7,205
Accounts Receivable, net	9,121	6,585
Inventory, net	9,650	10,921
Short-Term Investments	-	5,035
Other Current Assets	6,240	1,561
Property Plant and Equipment	169,551	137,750
Accumulated Depreciation	(49,831)	(42,005)
Net Property Plant and Equipment	119,720	95,745
Intangibles and Goodwill, net	24,797	-
Other Long Term Assets	190	40
Total Assets	$170,739	$127,092

Accounts Payable and Bank Overdrafts	$13,097	$3,685
Accrued Liabilities	3,747	4,030
Total Debt	36,362	15,079
Deferred Income Taxes	17,020	19,449
Total Stockholders' Equity	100,513	84,849
Total Liabilities and Stockholders' Equity	$170,739	$127,092

Orchids Paper Products Company

Selected Financial Data

(in thousands, except tonnage and per share data)

Non-GAAP Measurements (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
EBITDA Reconciliation:	2014	2013	2014	2013
Net Income	$2,446	$3,360	$9,465	$13,319
Plus: Interest Expense	56	91	271	371
Plus: Income Tax Expense	1,034	1,359	4,394	4,892
Plus: Depreciation	2,126	1,923	8,936	7,613
Plus: Intangibles Amortization	323	-	753	-
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$5,985	$6,733	$23,819	$26,195

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted EBITDA Reconciliation:	2014	2013	2014	2013
EBITDA	$5,985	$6,733	$23,819	$26,195
Plus: Stock Compensation Expense	270	(34)	1,879	346
Plus: Acquisition Costs	-	-	1,572	-
Plus: Demolition Costs	193	-	400	-
Adjusted Earnings Before Interest, Income Tax and Depreciation and Amortization (Adjusted EBITDA)	$6,448	$6,699	$27,670	$26,541

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted Net Income Reconciliation:	2014	2013	2014	2013
Net income	$2,446	$3,360	$9,465	$13,319
Plus: Stock Compensation Expense, net of tax	184	(25)	1,284	253
Plus: Acquisition Costs, net of tax	-	-	1,074	-
Plus: Demolition Costs, net of tax	132	-	273	-
Adjusted Net income	$2,762	$3,335	$12,096	$13,572

Adjusted Diluted Net Income Per Share	$0.31	$0.41	$1.42	$1.71

	As of
	December 31,	December 31,
Net Debt Reconciliation:	2014	2013
Current Portion Long-Term Debt	$2,700	$1,152
Long-Term Debt	33,662	13,927
Total Debt	36,362	15,079
Less: Cash, net of Bank Overdrafts	685	(7,205)
Less: Short-Term Investments	-	(5,035)
Net Debt	$37,047	$2,839